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                                   EXHIBIT 11
                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
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                                                                         Quarter
                                                                  ended March 31,
                                                               -----------------
(in millions)                                                   1995        1994
- --------------------------------------------------------------------------------
PRIMARY EARNINGS PER COMMON SHARE
  Net income                                                   $ 233       $ 202
  Less preferred dividends                                        10          12
                                                               -----       -----
     Net income for calculating primary
       earnings per common share                               $ 223       $ 190
                                                               =====       =====

  Average common shares outstanding                             50.5        55.7
                                                               =====       =====

PRIMARY EARNINGS PER COMMON SHARE                              $4.41       $3.41
                                                               =====       =====

FULLY DILUTED EARNINGS
  PER COMMON SHARE (1)
  Net income                                                   $ 233       $ 202
  Less preferred dividends                                        10          12
                                                               -----       -----
     Net income for calculating fully
       diluted earnings per common share                       $ 223       $ 190
                                                               =====       =====

  Average common shares outstanding                             50.5        55.7
  Add exercise of options, warrants and
    share rights, reduced by the number
    of shares that could have been
    purchased with the proceeds from
    such exercise                                                1.1         1.3
                                                               -----       -----
  Average common shares outstanding as adjusted                 51.6        57.0
                                                               =====       =====

FULLY DILUTED EARNINGS PER COMMON SHARE                        $4.31       $3.33
                                                               =====       =====
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
(1) This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K. This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.
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